EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-166452) pertaining to the Command Center, Inc. 2008 Stock Incentive Plan, of our audit report dated April 5, 2012, with respect to the financial statements of Command Center, Inc. included in the Annual Report (Form 10-K) for the year ended December 28, 2012.

MartinelliMick PLLC
Spokane, WA
March 15, 2013